                                                                    EXHIBIT 2.2




                                   AGREEMENT

                           DATED AS OF APRIL 30, 1996


                                  BY AND AMONG


                         GARDEN STATE INVESTMENTS, INC.


                                      AND


                          THE DENVER POST CORPORATION


                             FOR THE SALE/PURCHASE


                                       OF

                               THE CAPITAL STOCK


                                       OF


                      EASTERN COLORADO PUBLISHING COMPANY





VLDC01-102525.2

                               TABLE OF CONTENTS

                                                                      PAGE
R E C I T A L S ....................................................   1

Section 1.         Purchase and Sale of Shares .....................   2
Section 1.1.       Purchase and Sale of Shares .....................   2
Section 1.2.       Payment of Purchase Price .......................   2
Section 1.3.       Working Capital Adjustment ......................   2

Section 2.         The Closing .....................................   3
Section 2.1.       The Closing .....................................   3
Section 2.2.       Deliveries at Closing ...........................   3

Section 3.         Representations and Warranties ..................   3
Section 3.1.       Representations and Warranties of the Seller ....   3
Section 3.1.1.     Good Standing ...................................   3
Section 3.1.2.     Authorization of Transaction ....................   3
Section 3.1.3.     The Shares ......................................   4
Section 3.1.4.                                                         4
Section 3.2.       Representations and Warranties of the Buyer .....   4
Section 3.2.1.     Organization of Buyer ...........................   4
Section 3.2.2.     Authorization of Transaction ....................   4
Section 3.2.3.     No Distribution .................................   5
Section 3.2.4.     No Broker or Finder Fee .........................   5

Section 4.         Remedies for Breaches of This Agreement .........   5
Section 4.1.       Survival ........................................   5
Section 4.2.       Indemnification By Buyer ........................   5
Section 4.3.       Indemnification by Seller .......................   5

Section 5.         Conditions to Obligations of the Parties ........   5
Section 5.1.       Conditions to Obligation of the Buyer. 5
Section 5.1.1.     Absence of Proceedings ..........................   6
Section 5.1.2.     Board of Directors Approval .....................   6
Section 5.1.3.     Incumbency Certificate ..........................   6
Section 5.2.       Conditions to Obligation of the Seller ..........   6
Section 5.2.1.     Absence of Proceedings ..........................   6
Section 5.2.2.     Board of Directors Approval .....................   6
Section 5.2.3.     Incumbency Certificate ..........................   6

Section 6.         Miscellaneous ...................................   7
Section 6.1.       Indemnification Rights of Seller Pursuant
                     to Section 12.2 of the American
                     Publishing Exchange Agreement .................   7
Section 6.2.       Entire Agreement ................................   7

Section 6.3.       Further Assurances ..............................   7
Section 6.4.       Succession and Assignment .......................   7
Section 6.5.       Counterparts/Facsimile Signatures ...............   7
Section 6.6.       Headings ........................................   7
Section 6.7.       Notices .........................................   7
Section 6.8.       Governing Law ...................................   8
Section 6.9.       Amendments and Waivers ..........................   8
Section 6.10.      Severability ....................................   9
Section 6.11.      Specific Performance ............................   9

                            STOCK PURCHASE AGREEMENT


       This Agreement is entered into this 30th day of April, 1996 by and between Garden State Investments, Inc., a Delaware corporation (the "Seller") and the Denver Post Corporation, a Colorado corporation (the "Buyer").


       WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of a newly formed corporation, Eastern Colorado Publishing Company, a Delaware corporation ("Eastern Colorado" and the "Shares"); and,


       WHEREAS, Seller is a party to a certain agreement dated as of April ___, 1996 by and among Seller, American Publishing (1991) Inc., a Delaware corporation ("American Publishing"), Sterling Publishing Company, a Delaware corporation and certain other parties (the "American Publishing Exchange Agreement), a copy of which is appended to this Agreement as Attachment A hereto; and,


       WHEREAS, pursuant to the American Publishing Exchange Agreement, Seller has this date caused to be assigned and transferred to Eastern Colorado substantially all of the assets of the Journal Advocate, the Fort Morgan Times and The Lamar Daily News, daily newspapers published, respectively, in Sterling, Fort Morgan and Lamar, Colorado, and the Julesberg Advocate, Akron News-Reporter and the Brush News-Tribune weekly newspapers published, respectively, in Julesberg, Akron and Brush, Colorado and the Sidney Telegraph, a daily newspaper published in Sidney, Nebraska, together with various related liabilities (the "Newspapers), all as more fully described in the American Publishing Exchange Agreement; and,


       WHEREAS, Buyer is this date desirous of purchasing from Seller all of Seller's rights, title and interest in all of the outstanding capital stock of Eastern Colorado, for a purchase price of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), subject to adjustment, as hereinafter provided; and,

       WHEREAS, Seller is this date desirous of consummating such sale, upon the terms and conditions hereinafter set forth;


       NOW THEREFOR, the parties do hereby agree as follows:

     Section 1. Purchase and Sale of Shares

     Section 1.1. Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Shares for an aggregate purchase price of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), subject to adjustment as hereinafter provided (the "Purchase Price").

     Section 1.2. Payment of Purchase Price. The Purchase Price for the Shares shall be paid in full at the Closing (as hereinafter defined) to the Seller by wire transfer to such bank as the Seller designates in writing to the Buyer prior to the Closing.

     Section 1.3. Working Capital Adjustment.

          (a) Not later than three (3) business days before the Closing Date, Seller shall deliver to Buyer an estimated working capital statement for each of the Newspapers (the "Estimated Working Capital Statements") which shall be identical to the Estimated American Publishing Working Capital Statements for such Newspapers received by Seller from American Publishing pursuant to Section 3.4(a) of the American Publishing Exchange Agreement. In the event that the aggregate value of the current assets reflected in all of the Estimated Working Capital Statements exceeds the aggregate value of all of the liabilities reflected in all of such Statements, the Purchase Price payable at the Closing shall be increased by the amount of such excess. Conversely, in the event that the aggregate value of all of the liabilities reflected in all of such Statements exceeds the aggregate value of all of the current liabilities reflected in all of such Statements, then the Purchase Price payable at the Closing shall be decreased by the amount of such excess.

          (b) Not later than three (3) business days following Seller and American Publishing agreeing upon (or otherwise resolving any dispute which may arise with respect to) the Final American Publishing Working Capital Statements for each of the Newspapers (as such term is defined in Section 3.4(b) of the American Publishing Exchange Agreement, Seller shall deliver to Buyer a final working capital statement for each of the Newspapers (the "Final Working Capital Statements") which shall be identical to the Final American Publishing Working Capital Statements for such Newspapers which Seller shall have received from American Publishing pursuant to Section 3.4(b) of the American Publishing Exchange Agreement. Within three (3) business days following the delivery of such Statements, to the extent the aggregate working capital for the Newspapers reflected in all of the Final Working Capital Statements exceeds the aggregate working capital for the Newspapers reflected in all of the Estimated Working Capital Statements for the Newspapers , Buyer shall, within three (3) business days of its receipt of the Final Working Capital Statement pay to Seller in cash or its equivalent the full amount of such excess. Conversely, to the extent the aggregate working capital for the Newspapers reflected in all of the Estimated Working Capital Statements exceeds the aggregate working capital for the Newspapers reflected in all of the Final Working Capital Statements, upon Seller's delivery of the Final Working Capital Statement, Seller shall pay to Buyer in cash or its equivalent the full amount of such excess.

     Section 2. The Closing.

     Section 2.1. The Closing. The Closing shall take place at the offices of Kirkpatrick & Lockhart LLP, 1231 Avenue of the Americas, New York, New York 10020-1104, at 10 o'clock a.m. on April 30, 1996, or at such other time and place to which the Parties agree (the "Closing Date").

     Section 2.2. Deliveries at Closing. At the Closing (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1 hereof, stock certificates evidencing the Shares, duly endorsed to the Buyer or accompanied by appropriate duly executed stock powers, and (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2 hereof, together with the Purchase Price.

     Section 3. Representations and Warranties.

     Section 3.1. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3.1 are correct and complete as of the date hereof.

     Section 3.1.1. Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 3.1.2. Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally. Except as disclosed in Schedule 3.1.2 hereto, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any






                                       3
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government or governmental agency or other person or entity in order to consummate the transactions contemplated by this Agreement.

     Section 3.1.3. The Shares.

          (a) The Seller holds of record and owns beneficially the Shares set forth herein, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws), claims, taxes, security interests, liens generally, options, warrants, rights, contracts, calls, commitments, and demands.

          (b) The Seller is not a party to, any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of Eastern Colorado.

          (c) At the Closing, the Seller will transfer to the Buyer good and marketable title to the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1993, and state securities laws), and claims, taxes, security interests, liens generally, options, warrants, rights, contracts, calls, commitments and demands created by or arising through the Seller.

     Section 3.1.4. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become obligated.

     Section 3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 3.2 are correct and complete as of the date hereof.

     Section 3.2.1. Organization of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     Section 3.2.2. Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally. Except for such as have been obtained, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or






                                       4
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governmental agency or other person or entity in order to consummate the transactions contemplated by this Agreement.

     Section 3.2.3. No Distribution. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided, however, that nothing in this Agreement shall restrict any rights of the Buyer to assign or transfer the Shares to any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Buyer (an "Affiliate").

     Section 3.2.4. No Broker or Finder Fee. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become obligated.

     Section 4. Remedies for Breaches of This Agreement.

     Section 4.1. Survival. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing and elected to proceed with the Closing notwithstanding such knowledge) and continue in full force and effect.

     Section 4.2. Indemnification By Buyer. The Buyer hereby agrees to indemnify and hold the Seller harmless from and against any damage to the Seller resulting from any material inaccuracies in any representation or warranty or covenant or breach of any covenant made herein by the Buyer, including all actions, suits, judgments, costs and legal and accounting expenses incident to any of the foregoing.

     Section 4.3. Indemnification by Seller. The Seller hereby agrees to indemnify and hold the Buyer harmless from and against any damage to the Buyer resulting from any material inaccuracies in any representation or warranty or covenant or breach of any covenant made herein by the Seller, including all actions, suits, 31 judgments, costs and legal and accounting expenses incident to any of the foregoing.

     Section 5. Conditions to Obligations of the Parties.

     Section 5.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated herein is subject to satisfaction of the following conditions:






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     Section 5.1.1. Absence of Proceedings. No action, suit, or proceeding brought by any third party shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction
(A) seeking to enjoin or prevent consummation of any of the transactions contemplated by this Agreement, (B) seeking to cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) challenging in any material respect the right of the Buyer to own, operate or control the Shares or Eastern Colorado (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect).

     Section 5.1.2. Board of Directors Approval. The Seller shall have delivered to the Buyer a copy of the resolutions of the Board of Directors or Executive Committee of the Seller authorizing the transactions contemplated by this Agreement, which resolutions shall be certified by an officer of the Seller.

     Section 5.1.3. Incumbency Certificate. The Seller shall have delivered to the Buyer a Certificate of Incumbency with respect to the Seller's officers executing this Agreement.

     Section 5.2. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated herein is subject to satisfaction of the following conditions:

     Section 5.2.1. Absence of Proceedings. No action, suit, or proceeding brought by any third party shall be pending before any court or quasi-judicial or administrative agency or any federal, state, local, or foreign jurisdiction
(A) seeking to enjoin or prevent consummation of any of the transactions contemplated by this Agreement, or (B) seeking to cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

     Section 5.2.2. Board of Directors Approval. The Buyer shall have delivered to the Seller a copy of the resolutions of the Board of Directors or the Executive Committee of the Buyer authorizing the transactions contemplated pursuant to this Agreement, which resolutions shall be certified by an officer of the Buyer.

     Section 5.2.3. Incumbency Certificate. The Buyer shall have delivered to the Seller a Certificate of Incumbency with respect to the Buyer's officers executing this Agreement.

     Section 6. Miscellaneous.

     Section 6.1. Indemnification Rights of Seller Pursuant to Section 12.2 of the American Publishing Exchange Agreement. If, with respect to any of the Newspapers, Seller shall have one or more indemnification claims against American Publishing, then upon Buyer's written request to Seller that Seller do so, Seller shall with reasonable diligence, and in accordance with Buyer's reasonable written instructions, pursue all such indemnification claims against American Publishing on Buyer's behalf, and shall promptly remit to Buyer any sums recovered from American Publishing with respect to such claims. Furthermore, Seller shall not waive, settle or otherwise compromise any such claim without the prior written concurrence of Buyer.

     Section 6.2. Entire Agreement. This Agreement (including the Recitals, Schedules and Exhibits hereto) and the Letter Agreement constitute the entire agreement among the Parties with regard to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

     Section 6.3. Further Assurances. Each Party will at any time and from time to time execute and deliver additional agreements and documents, including documents of conveyance and transfer, and take such other action as may be reasonably necessary to consummate, confirm or evidence the transactions contemplated in this Agreement.

     Section 6.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     Section 6.5. Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts and may be executed by facsimile signature, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

     Section 6.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Use of the singular includes the plural and use of the masculine gender includes the feminine and neuter.

     Section 6.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any





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notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon personal delivery to the Party to be notified or upon deposit with a reputable overnight courier or with a United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller         Garden State Investments, Inc.
                         c/o MediaNews Group, Inc.
                         1560 Broadway, Suite 1485
                         Denver, Colorado  80202
                         Attention:  Joseph J. Lodovic, IV,
                         Executive Vice President and Chief
                         Financial Officer


       With a Copy to:   Verner, Liipfert, Bernhard,
                           McPherson and Hand, Chartered
                         901 15th Street, N.W., Suite 700
                         Washington, D.C.  20005-2301
                         Attention:  Howell E. Begle, Jr., Esq.


If to the Buyer          The Denver Post Corporation
                         c/o MediaNews Group, Inc.
                         1560 Broadway, Suite 1485
                         Denver, Colorado  80202
                         Attention:  Joseph J. Lodovic, IV,
                         Executive Vice President and Chief
                         Financial Officer

       With a Copy to:   Verner, Liipfert, Bernhard,
                           McPherson and Hand, Chartered
                         901 15th Street, N.W., Suite 700
                         Washington, D.C.  20005-2301
                         Attention:  Howell E. Begle, Jr., Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     Section 6.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law governing conflicts of laws) of the State of Delaware.

     Section 6.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to






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
extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Section 6.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending terms or provision in any other situation or in any other jurisdiction.

     Section 6.11. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions (temporary and/or permanent), without the necessity of proving actual damages, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted pursuant to this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be executed on the date first above written.

                                   GARDEN STATE INVESTMENTS, INC.


                                   By:  /s/ Joseph J. Lodovic
                                        ---------------------------------
                                           Joseph J. Lodovic, IV,
                                           Executive Vice President and
                                           Chief Financial Officer



                                   THE DENVER POST CORPORATION


                                   By:  /s/ Joseph J. Lodovic
                                        ---------------------------------
                                           Joseph J. Lodovic, IV,
                                           Executive Vice President and
                                           Chief Financial Officer






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